Exhibit 99.1

Independent Directors of Terran Orbital Publish Letter to Shareholders

BOCA RATON, Fla., October 19, 2023 – Today, the independent directors of the Board of Directors of Terran Orbital Corporation (NYSE: LLAP) (“Terran Orbital” or the “Company”) issued an open letter to the Company’s shareholders. The Board’s letter is in response to an October 11, 2023 letter sent by a shareholder group led by Sophis Investments LLC (the “Sophis Letter”). The Sophis Letter advocated certain corporate governance changes, including replacing the Company’s Chairman and CEO, and recommended that the Board undertake a strategic review. The Board has considered the recommendations in the Sophis Letter and other more detailed recommendations previously presented to management by Sophis Investments. The full text of the Board’s letter follows.

To Fellow Shareholders of Terran Orbital:

Terran Orbital’s Board of Directors and management team maintains an ongoing dialogue with shareholders and welcomes input about the Company’s strategy, performance and governance. The Board recently received a letter from a shareholder group led by Sophis Investments that made certain recommendations, including related to the status of Marc Bell as CEO and Chairman. Since then, many of Terran Orbital’s constituencies, including shareholders, customers and other business partners, have reached out to the Company for its perspective on the letter.

As the independent directors of Terran Orbital, we are writing to communicate our continued and unqualified support for Marc and the Company’s entire management team. We believe the Company has achieved a number of strategic successes in the last year that demonstrate management’s progress in transforming the Company into an industry leader – from its successful delivery of ten satellite buses as part of the Space Development Agency’s Tranche 0 program, to the launch of its new family of seven standard bus platforms covering a wide array of customer solutions, to its Responsive Space Initiative that commits to deliver standard buses to customers within 30 days of order and complete satellite systems with integrated payloads within 60 days.

We are always open to value-creating ideas from shareholders and others. The Board is continuously engaged in reviewing strategic options that are presented to it by management and its advisors. Consequently, we have reviewed the Sophis Investments recommendations related to a strategic assessment and roadmap and have concluded that it does not offer any novel or innovative alternatives that the Company has not already considered and that the Company’s current strategy remains the best course for maximizing long-term shareholder value.

We welcome constructive shareholder feedback and will continue to consider such input while navigating the best path forward for the Company and its shareholders.

On behalf of the entire Board, thank you for your continued support of Terran Orbital.

Sincerely,

The Independent Directors of Terran Orbital Corporation:

Stratton Sclavos, Lead Independent Director

James LaChance

Richard Newton

Douglas Raaberg

Tobi Petrocelli

Thomas Manion

About Terran Orbital

Terran Orbital is a leading manufacturer of satellite products primarily serving the aerospace and defense industries. Terran Orbital provides end-to-end satellite solutions by combining satellite design, production, launch planning, mission operations, and on-orbit support to meet the needs of the most demanding military, civil, and commercial customers. Learn more at www.terranorbital.com.

Media Contact
Public Relations
pr@terranorbital.com
949-508-8484

Investor Relations Contact
Jonathan Siegmann
ir@terranorbital.com
949-202-8476